Exhibit 99.1

Command Center Announces One-Week Postponement of Shareholder Meeting to July 12, 2018

DENVER, Colorado – June 28, 2018 – Command Center, Inc. (Nasdaq: CCNI), a national provider of on-demand and temporary staffing solutions, has announced a one-week postponement to July 12, 2018, of their annual shareholder meeting, previously scheduled for July 5, 2018.

The service responsible for mailing proxy materials to registered shareholders has advised the Company that it had inadvertently not mailed the Company’s proxy materials to certain registered shareholders, despite previously advising the Company that all proxy materials had been timely mailed. Proxy mailing via priority mail to the remaining registered shareholders was completed June 27, 2018.

In order to provide all shareholders with adequate time to submit their vote on the pending proposals, the Company has rescheduled the shareholder meeting to July 12, 2018, at 3:30 p.m., Mountain Daylight Time. The meeting will be held at the previously announced location of Woolley’s Classic Suites, 16450 East 40th Circle, Aurora, Colorado, 80011.

“While we understand this postponement may cause inconvenience for some shareholders, given the recent information we received from our proxy mailing service, we believe it prudent to provide all shareholders sufficient time to receive and review the proxy materials and cast their vote,” said Rick Coleman, CEO of Command Center.

About Command Center

Command Center provides flexible on-demand employment solutions to businesses in the United States, primarily in the areas of light industrial, hospitality and event services. Through 67 field offices in 22 states, the company provides employment annually for approximately 33,000 field team members working for over 3,200 clients. For more information about Command Center, go to commandonline.com.

Important Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks, including, but not limited to, national, regional and local economic conditions, the availability of workers’ compensation insurance coverage, the availability of capital and suitable financing for the company's activities, the ability to attract, develop and retain qualified store managers and other personnel, product and service demand and acceptance, changes in technology, the impact of competition and pricing, government regulation, and other risks set forth in our most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, copies of which are available on our website at www.commandonline.com and the SEC website at www.sec.gov. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

I nvestor Relations
Cody Slach
Liolios
Tel 949-574-3860
CCNI@liolios.com